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                                   EXHIBIT 4.2

           Assignment of Rights, Obligations and Liabilities under the
                             Stockholders Agreement


This Assignment of October 15, 1998, between the assignor, Carboex International, Limited ("CIL"), a company organized under the laws of the Bahamas, and the assignee, Carboex, S.A. ("Carboex"), a company organized under the laws of Spain:

WHEREAS, on April 4, 1997, CIL entered into an agreement known as the Stockholders Agreement (the "Agreement") with Arch Mineral Corporation, now known as Arch Coal, Inc. ("Arch"), and with Ashland, Inc., providing for the nomination and election of a Director of Arch chosen by CIL, and giving CIL a Tag-Along Right to sell shares of Arch under certain circumstances; and

WHEREAS, CIL is an Affiliate of Carboex, and Carboex is a Permitted Transferee of CIL, both as defined in Section 1 of the Agreement; and

WHEREAS, CIL has sold to Carboex on the date hereof 1,640,000 shares of Arch representing all of the shares of Arch owned by CIL at the time of sale; and

WHEREAS, Carboex wishes to receive the assignment, under the terms and conditions of the Agreement and as a Permitted Transferee, of all of the rights, obligations and liabilities of CIL under the Agreement, and CIL is willing to assign to Carboex all of such rights, obligations and liabilities in connection with its sale to Carboex of all of its shares of Arch;

NOW, THEREFORE, CIL hereby irrevocably assigns to Carboex, and Carboex accepts as assignee and Permitted Transferee, all of its rights, obligations and liabilities provided for in the Agreement, and Carboex agrees to be bound by the terms of the Agreement to the same extent and in the same manner as CIL.


                                        Carboex International, Limited



                                        by /s/ Alfonso Martinez
                                        Date:

Received:
Arch Coal, Inc.
                                        Carboex, S.A.


by: /s/ Jeffry N. Quinn                 by  /s/ I. Dominguez
Date:  2-2-99                           Date: